Exhibit 10.8

EXECUTION COPY

EMPLOYMENT AGREEMENT

BETWEEN

PQ CORPORATION

AND

MICHAEL R. IMBRIANI

FEBRUARY 11, 2005

EXECUTION COPY

EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of February 11, 2005 and effective as of the Effective Date, by and between PQ Corporation, a Pennsylvania corporation (the “Company”) and wholly-owned subsidiary of Niagara Holdings, Inc., a Delaware corporation (“Holdings”), and Michael R. Imbriani (the “Executive”).

RECITALS

The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 11.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Effectiveness; Change in Control Agreement and Employment Period.

(a)             This Agreement shall be effective as of the first Business Day following the expiration of the Revocation Period as defined in the General Release of Claims set forth in Appendix A hereto, and incorporated herein, which the parties agree has not been revoked (the “Effective Date”).

(b)             The Company, its wholly-owned Subsidiary, Potter Industries, Inc., and the Executive are parties to that certain Executive Change in Control Agreement, dated as of August 15, 2000, as amended on May 12, 2003 (the “Change in Control Agreement”).  The Company and the Executive hereby agree that (i) this Agreement shall be effective as of the Effective Date; (ii) the Change in Control Agreement shall terminate as of the Effective Date and shall be of no further force or effect and the Executive shall have no rights or claims for any payments of benefits thereunder.

(c)             The Company shall employ the Executive, and the Executive accepts employment with the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the Date of Termination determined pursuant to Section 4(c) (the “Employment Period”).

Section 2.              Position, Duties and Location.

(a)             During the Employment Period, for so long as the Executive shall remain employed hereunder:

(i)            The Executive shall serve as Vice Chairman of the Company, reporting to the Company’s Chief Executive Officer and Chairman of the Board (the “Chairman”) and shall have the usual and customary duties, responsibilities and authority commensurate with such a position, including responsibility for the Company’s global chemical business

(ii)           The Executive’s services shall be performed primarily at the Company’s principal offices in Pennsylvania or at any office or location less than twenty-five (25) miles from such location, except for reasonable travel on Company business.

(b)             The Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully, diligently and efficiently such responsibilities. The Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. It shall not be a violation of this Agreement for the Executive to continue to serve on existing corporate, civic or charitable boards or committees; deliver lectures; fulfill speaking engagements or teach at educational institutions; and to manage personal investments; provided, however, that such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company and its Subsidiaries.

Section 3.              Base Salary, Bonus and Benefits.

(a)           Base Salary.The Executive shall receive a “Base Salary” at an annual rate of at least $330,120 and a monthly rate of at least $27,510 (the “Monthly Base Salary”). The Base Salary shall be reviewed at least annually, and may be increased from time to time, consistent with, and at least at the average rate of increases in base salary awarded in the ordinary course of business (other than promotions) to other senior executives of the Company and its Subsidiaries. Once increased, the Base Salary paid to the Executive shall not be reduced thereafter.

(b)             Annual Bonus.  The Executive shall be eligible to receive an annual bonus (the “Bonus”) for services rendered during each calendar year or part thereof during the Employment Period. The amount of Bonus, if any, payable in respect of any calendar year will be determined based on the achievement of performance goals established by the Board or Compensation Committee within the first 90 days of such year, which performance goals shall be consistent with those set for other senior executives of the Company but tied to the global chemical business to the extent deemed appropriate by the Board or Compensation Committee and may include goals for any of the following: the Company, one of more of its Subsidiaries, affiliates, joint ventures or divisions and/or group and individual performance targets. The target Bonus in respect of each calendar year (the “Target Bonus Percentage”) will equal 40% of the base salary paid or payable to the Executive for such year; there shall be no maximum. The Bonus, if any, payable with respect to a calendar year shall be paid within thirty (30) days following the rendering of the Company’s audited financial statements for the relevant calendar year, subject to the Executive’s continued employment with the Company through such payment date, except as otherwise provided herein. The Bonus, if any, payable in respect of calendar year 2005 shall be determined as if the Effective Date were January 1, 2005.

(c)           Retention Bonus.

(i)            The Executive shall also be eligible for a retention bonus of $1,000,000 (the “Retention Bonus”) payable on February 11, 2007, provided he remains employed with the Company through such date, except as otherwise provided herein.

(ii)           In the event of the Executive’s termination of employment prior to February 11, 2007 by reason of his death, Disability or with Good Reason or termination by the Company other than for Cause, the Executive (or his estate) shall be entitled to a lump sum payment, within 30 days after the Date of Termination, equal to that portion of the Retention Bonus equal to the product of (A) the Retention Bonus and (B) a ratio, the numerator of which is the number of full calendar months elapsed from February 1, 2005 through the Date of Termination and the denominator of which is 24.

(iii)          In the event the Executive resigns his employment without Good Reason prior to February 11, 2007, the Executive shall be entitled to a lump sum payment, within 30 days after the Date of Termination, equal to that portion of the Retention Bonus equal to the product of (A) the Retention Bonus and (B) a ratio, the numerator of which is the number of full calendar months elapsed from January 1, 2006 through the Date of Termination and the denominator of which is 14.

(iv)          The payment of the Retention Bonus or any portion thereof in accordance with subsections (ii) and (iii) above shall be subject to the Executive’s entering into and not revoking a Release Agreement with the Company and receiving a Release Agreement in exchange therefor from the Company, both in substantially the form attached hereto as Appendix D.

(d)           Other Benefits.

(i)            During the Employment Period, the Executive shall be entitled to take five (5) weeks of paid vacation annually and shall also be entitled to participate in the standard benefit plans available to the Company’s employees or other senior executives generally, in accordance with the terms and conditions of such plans as in effect from time to time.

(ii)           During the Employment Period, and notwithstanding the preceding sentence, the Executive shall be entitled to participate in a supplemental executive retirement plan substantially identical to the supplemental executive retirement plan in which he participated on the Change in Control Date.

(iii)          During the Employment Period, the Executive shall be entitled to fringe benefits, including without limitation holiday pay, sick leave, automobile lease, club dues and financial planning assistance, Comparable to such fringe benefits offered by the Company on the Change in Control Date to senior executives. The value of the automobile lease and club dues shall be grossed up to offset any tax liability to the Executive for such fringe benefits

(iv)          For purposes of this Agreement, the term “Comparable” shall mean that the benefits or perquisites in each of the foregoing subsections, in the aggregate, are the same or substantially the same in all material respects as those offered by the Company in the ninety (90) day period preceding the Change in Control Date.  If such benefits or perquisites are the same or substantially the same in value, but differ in the form of benefit offered, then the benefits or perquisites shall be deemed “Comparable” for purposes of this Agreement.

(v)           Except as expressly modified herein, all other terms and conditions of the Company’s benefit plans, practices, policies and programs shall govern the Executive’s eligibility for, participation and vesting in, and accrual and receipt of all employee benefits thereunder. The Company shall retain all rights as plan sponsor to amend, modify or terminate any such plan, practice, policy or program, in its sole discretion, which changes shall apply to the Executive as they do to other senior executives of the Company and its Subsidiaries.

(e)           Reimbursements. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time for senior executives with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f)            Withholding. The Company shall deduct from any payments to be made by it to or on behalf of the Executive under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

Section 4.              Termination.

(a)           The Executive’s employment hereunder shall terminate upon the first to occur of the following:

(i)            Death. The date of the Executive’s death.

(ii)           Disability. The Disability Effective Date.

(iii)          Cause. The Company may terminate the Executive’s employment immediately for Cause. A termination by the Company for any other purpose, except death or Disability, constitutes termination other than for Cause.

(iv)          Good Reason. The Executive may terminate his employment immediately for Good Reason. A termination by the Executive for any other purpose, except death or Disability, constitutes termination other than for Good Reason.

(v)           Expiration. The expiration of the Term without further extension.

(b)            Notice of Termination. Any termination by the Company of the Executive’s employment for Cause or Disability, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto, given in accordance with the

Notice provisions of this Agreement. A “Notice of Termination” means a written notice which includes all of the following: (i) the specific termination provision in this Agreement relied upon, (ii) the facts and circumstances, set forth in reasonable detail, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the Date of Termination (as defined below).

(c)           Date of Termination. “Date of Termination” means:

(i)            In the case of death, immediately upon the death of the Executive;

(ii)           In the case of termination for Disability, the Disability Effective Date;

(iii)          In the case of termination by the Company for Cause, the date the Executive receives the Notice of Termination or such later date as may be specified therein, or

(iv)          In the case of termination by the Executive for Good Reason, the date the Company receives the Notice of Termination or such later date as may be specified therein; provided, however, that the Board may, in its discretion, accelerate the effective date of such termination of employment.

(d)            Term/Renewal. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary thereof, unless earlier terminated as provided herein; provided, that the term of employment may be extended for one or more additional one (1) year period(s) (each, an “Extension Term”) by mutual agreement of the Company and the Executive not later than 90 days prior to the expiration of the Initial Term or Extension Term, if any, then in effect.  The Initial Term and any Extension Term shall be collectively referred to as the “Term” hereunder. Nothing stated in this Agreement or represented orally or in writing to either party shall create any obligation of either party to renew this Agreement.

Section 5.              Effect of Termination.

(a)             Termination for Death, Disability or Cause; Termination by the Executive Other than for Good Reason. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, by the Company for Cause or by the Executive other than for Good Reason, then the Executive shall be entitled only to those benefits set forth in Appendix B hereto.

(b)           Termination for Good Reason; Resignation after February 11, 2007; Termination by the Company Other than for Death, Disability or Cause; Expiration of the Initial Term. If the Executive’s employment is terminated by the Executive for Good Reason at any time, by the Executive for any reason or no reason on or after February 11, 2007, by the Company other than for death, Disability or Cause or upon Expiration of the Initial Term without renewal, then the Executive shall be entitled to those benefits set forth in Appendix C hereto.

Section 6.              The Executive’s Covenants.

(a)             Basis for Covenants. The Executive agrees and acknowledges that he occupies a position of substantial confidence and trust with the Company and, in such position, that he has access to Confidential Information. The Executive further agrees and acknowledges that the nature and periods of restrictions imposed by the following covenants are fair, reasonable and necessary to protect and preserve for the Company its legitimate and protectible interests and that such restrictions will not prevent the Executive from earning a livelihood. The Executive agrees that the Company would sustain an irreparable loss and damage if the Executive were to breach the covenants and that the covenants are made as an inducement to enter, and have been relied upon by the Company in entering, this Agreement.

(b)            Covenant to Maintain Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by the Executive during the Executive’s employment by the Company. At no time during or after termination of the Executive’s employment with the Company shall the Executive, without the prior written consent of the Company, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it, except to the extent that (i) such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company; (ii) such disclosure is required in connection with any action by the Executive to enforce rights under this Agreement or (iii) such disclosure is required by a court of law, governmental agency, or by any administrative or legislative body with jurisdiction to order the Executive to divulge or disclose such Confidential Information; provided, that, the Executive shall provide ten (10) days (or such shorter notice as the Executive can reasonably provide under the then circumstances) prior written notice to the Company of any such requirement or order to disclose Confidential Information so that the Company may seek a protective order or similar remedy; and, provided, further, that, in each case set forth above, the Executive informs the recipients that such information or communication is confidential in nature.

(c)           Confidentiality of Agreement.  The Executive understands and agrees he shall treat this Agreement as confidential and that he shall not disclose or divulge the terms of this Agreement to any third party, with the exception of his immediate family, his accountant or financial advisor, his attorney, a subsequent employer (as to his obligation under this Section 6) or the Internal Revenue Service, provided, however, that before any disclosure permitted by this subsection is undertaken, the Executive shall inform such third party of the obligation to maintain this Agreement as confidential as provided herein.

(d)           Covenant Not to Compete.  The Executive hereby covenants and agrees that during the Employment Period and during the Non-Compete Period, without the prior written consent of the Company, he shall not engage, directly or indirectly, in a Competitive Activity either for his own benefit or as an officer, director, shareholder (of more than one percent), partner, proprietor, employee, agent, consultant, or independent contractor of any Person. To the extent that the covenant provided for in this Section 6(d) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

(e)           Inventions and Patents.  The Executive agrees that all Work Product belongs to the Company.  The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

(f)            Covenant Regarding Solicitation. The Executive covenants and agrees that during the Employment Period and during the Non-Compete Period, except as expressly provided herein, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee or consultant of the Company or any of its Subsidiaries to terminate his or her employment or consulting relationship with the Company or any of its Subsidiaries, (ii) employ any employee or consultant of the Company or any of its Subsidiaries during the period of his or her employment or consulting relationship with the Company or any of its Subsidiaries (until at least 12 months have transpired since the individual left the employ of the Company or any of it subsidiaries), (iii) solicit any customer of the Company or any of its Subsidiaries to purchase or distribute information, products or services of or on behalf of the Executive or such other Person that are competitive with the information, products or services provided by the Company or any of its Subsidiaries; or (iv) take any action that may cause injury to the relationships between the Company or any of its Subsidiaries or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its Subsidiaries as such relationship relates to the Company’s or any of its Subsidiaries’ conduct of their business.

Section 7.              Delivery of Materials Upon Termination of Employment.

The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or Work Product which he may then possess or have under his control regardless of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

Section 8.              Insurance.

The Company may, for its own benefit, maintain “key man” life and disability insurance policies covering the Executive The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

Section 9.              Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, after providing the Executive with at least 15 days’ written notice and requesting that he cease the violation prior to the expiration of that period, in the event it wishes to apply the provisions of the next sentence hereof, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of Section 6, any payments then or thereafter due from the Company to the Executive pursuant to Section 5 or any Appendix hereto shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under such Section 6 or the Company’s other rights and remedies available at law or equity.

Section 10.            Representations and Indemnification.

Each party hereby represents and warrants to the other party that (a) the execution, delivery and performance of this Agreement by such party does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which such party is a party or any judgment, order or decree to which such party is subject, and (b) upon the execution and delivery of this Agreement by such party, this Agreement will be a valid and binding obligation of such party, enforceable in accordance with its terms, except as enforcement hereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity. In addition, the Executive represents and warrants to the Company that the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person.

The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all reasonable costs, charges and expenses incurred or sustained by the Executive, including the reasonable cost of legal counsel selected and retained by the Executive, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries. The Executive shall not be entitled to indemnification under this Section 10 unless he meets the standard of conduct specified under Pennsylvania law. In addition, the Executive shall be covered during the entire term of this Agreement and thereafter by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company (or former executives and/or directors, as applicable), which insurance shall be paid by the Company.

Section 11.            Definitions.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a day on which banking institutions in New York are not required to be open.

“Change in Control Date” shall mean February 11, 2005.

“Cause” shall mean:

(i)            An act or acts of dishonesty undertaken by the Executive and intended to result in substantial enrichment, at the expense of the Company, of the Executive, his family or acquaintances;

(ii)           An act or acts involving moral turpitude, fraud or theft, or any act which results in the conviction of the Executive of a felony;

(iii)          Repeated violations by the Executive of his obligations under Section 2 of this Agreement which are willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or

(iv)          A violation by the Executive of his covenants under Section 6 of this Agreement relating to confidentiality and non-competition.

“Competitive Activity” shall mean any business activity when such activity involves substantial and direct competition with any business activity or significant line of business of the Company or its subsidiaries; provided, however, the term “Competitive Activity” shall not include the Executive rendering services exclusively to a division, business unit, or affiliate of a company where such division, business unit, or affiliate is not engaged in substantial and direct competition with the Company’s business as of the date of change of control or businesses of the successor in which the Executive has been employed, even if other divisions, business units, or affiliates of such company are engaged in business activities that involve such substantial and direct competition.

“Confidential Information” shall mean any information relating to the Company or its business or to any of its parents, Subsidiaries or affiliates, whether proprietary or otherwise, and that is treated as confidential and not generally known to the public, including without limitation (i) research, marketing and financial information, observations, procedures and data; (ii) products or services, (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, and business and manufacturing processes, methods, techniques and systems, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” shall mean a physical or mental illness, disease or incapacity of the Executive that qualifies the Executive for benefits under the Company’s long-term disability plan.

“Disability Effective Date” The 30th day after the Executive’s receipt of notice from the Company that the Executive’s employment is terminated due to his Disability; provided that, within 30 days after such receipt, the Executive has not returned to work to perform all essential functions of his positions with the Company and its Subsidiaries.

“Good Reason” shall mean;

(i)            The assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices and reporting relationships), authority, duties or responsibilities as contemplated by Section 2(a)(i) of this Agreement, or another action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose isolated or immaterial actions; provided, however, that prior to giving Notice of Termination for his termination with Good Reason, the Executive shall provide notice to the Company of the specific deficiency which purports to give rise to Good Reason for termination and shall provide the Company with a period of thirty (30) calendar days to cure such deficiency;

(ii)           A failure by the Company to comply with any of the provisions of Section 3 of this Agreement, excluding for this purpose isolated or immaterial actions; provided, however, that in each case prior to giving Notice of Termination for his termination with Good Reason, the Executive shall provide notice to the Company of the specific deficiency which purports to give rise to Good Reason for termination and shall provide the Company with a period of twenty (20) calendar days to cure such deficiency;

(iii)          The Company’s requiring the Executive to be based at any location other than that described in Section 2(a)(ii) hereof, except for travel reasonably required in the performance of the Executive’s responsibilities;

(iv)          Any purported termination by the Company of the Executive’s employment other than for Cause, Disability or death, as permitted by this Agreement or upon non-renewal at the end of the Initial Term; or

(v)           Any failure by the Company to comply with and satisfy Section 12(e) of this Agreement relating to successorship.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Person), owns, directly or indirectly, 50% or more of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 12.            General Provisions.

(a)           Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceablity of such provision in any other jurisdiction.

(b)           Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and sufficient if (i) delivered personally, (ii) delivered by certified United States Post Office mail, return receipt requested, (iii) telecopied or (iv) sent to the recipient by a nationally-recognized overnight courier service (charges prepaid) and addressed to the intended recipient as set forth below:

(i)            if to the Executive, to him at his most recent address in the Company’s records,

	with a copy to:	Morgan, Lewis & Bockius, LLP
1700 Market Street
Philadelphia, PA 19103

		Attention:	Robert J Lichtenstein

(ii)	if to the Company, to:	PQ Corporation
1200 Swedesford Road
Berwyn, Pennsylvania 19312

		Attention:	Michael R. Boyce
William J. Sichko, Jr.

	with a copy to:	J.P. Morgan Partners (BHCA), L P.
1221 Avenue of the Americas, 39th Floor
New York, New York 10020

		Attention:	Timothy J. Walsh
Richard A. Aube
Stephen V. McKenna

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by mail, on the third Business Day following such mailing, (c) if telecopied, on the date telecopied, and (d) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch.

(c)           Entire Agreement.  The Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Change in Control Agreement.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e)           Successors and Assigns.

(i)            Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate, as the case may be, provided, however, that the obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company and except as provided in subsection (ii) below, the obligations of the Company under this Agreement shall not be assigned without the prior written consent of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives in accordance with its terms.

(ii)           The Company will require any successor to the Company or substantially all of its assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(f)            Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. The parties acknowledge that they have determined that this Agreement shall not be treated as an employee welfare benefit plan as that term is defined under Employee Retirement Income Security Act, as amended, 29 U S.C. § 1002 (“ERISA”).

(h)           Descriptive Headings: Nouns and Pronouns. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(i)            Adjudication of Controversy or Claims. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled in accordance with the terms of this Section. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(i)            Claims for Employee Benefits. Any controversy or claim relating to an employee benefit plan governed by ERISA referenced in Section 3 or Appendices B or C of this Agreement initially shall be submitted pursuant to the administrative claims procedures established by the plan sponsor of the employee benefit plan in question. Such claims procedures shall be fully exhausted, and the determination thereunder shall be final and binding, subject to any right of review hereunder, if all of the procedures have been followed. If the Executive desires further review of the final and binding administrative determination, his sole and exclusive recourse shall be pursuant to the Arbitration Procedures herein, and the Executive hereby expressly waives any right of review in state or federal court or pursuant to any agency rules or regulations, including without limitation those established by the Department of Labor. Adjudication of any claim for benefits under this subsection in arbitration shall be under the arbitrary and capricious standard of review mandated by ERISA, without regard to any claim or assertion by the Executive for de novo review.

(ii)           All Other Claims. In the event of any controversy or claim hereunder, other than one relating to an employee benefit as set forth in the preceding subsection, the parties’ sole and exclusive recourse shall be pursuant to the Arbitration Procedures herein, and each party hereby expressly waives any right of review in state or federal court or pursuant to any agency rules or regulations, including without limitation those established by the Department of Labor.

(iii)          Arbitration Procedures. Appeals of claims under subsection (i) above, or claims or disputes initiated under subsection (ii) above, shall be settled by arbitration in accordance with Employment Dispute Resolution Rules of the American Arbitration Association (or such other rules as may be agreed upon by the Executive and the Company). The place of the arbitration shall be Philadelphia, Pennsylvania, or such other location as may be mutually agreed by the parties. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Such award shall be binding and conclusive upon the parties hereto.

(j)            Legal Expenses. The Company agrees to pay, to the full extent permitted by law, all reasonable attorneys’ fees and costs, as well as all reasonable costs and fees associated with any arbitration, which the Executive may reasonably incur as a result of any contest of the validity or enforceability of, or the Company’s liability under, any provision of this Agreement; provided, however, that such payment shall be made after, and only if, the Executive prevails on at least one material issue raised in the proceeding following exhaustion of all rights of appeal or review.

[signature page follows]

*   *   *   *   *

IN WITNESS WHEREOF,  the parties hereto have executed this Employment Agreement as of the date first written above.

PQ CORPORATION

By:	/s/ W J Sichko JR
Name: W J Sichko JR
Title: CHIEF ADMINISTRATIVE OFFICER

/s/ Michael R. Imbriani
Michael R. Imbriani, individually

APPENDIX A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release Agreement”) is entered into between PQ Corporation, a corporation with its principal place of business at Southpoint Corporate Headquarters, P.O. Box 840, Valley Forge, PA 19482, and Michael R. Imbriani, an individual residing at 195 Daylesford Blvd., Berwyn, PA 19312 (hereinafter referred to as “Employee”), on this 11 day of Feb., 2005.

In consideration of the mutual promises and covenants contained herein and In the Executive Change in Control Agreement to which this Release Agreement is attached and Incorporated by reference, and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

1.          General Release of Claims and Covenant Not to Sue. Employee for himself and his respective administrators, executors, agents, beneficiaries and assigns, does waive, release and forever discharge the Company (as defined below) of and from any and all Claims (as defined below). Employee agrees not to file a lawsuil to assert any such Claim. This release covers all Claims arising from the beginning of time through and Including the date of a Change in Control, as defined in the Executive Change in Control Agreement, but does not cover Claims relating to the validity or enforcement of this Release Agreement.

2.          Definition of “Claims”. “Claims” includes without limitation all actions or demands of any kind that Employee now has, or may have or claim to have in the future, but excluding Claims arising out of the Executive Change in Control Agreement. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release Agreement includes without limitation all actions or demands in any way based on Employee’s employment with the Company, the terms and conditions of such employment or Employee’s separation from employment. More specifically, all of the following are among the types of Claims which will be barred by this Release Agreement:

•      Contract Claims (whether express or implied);

•      Tort Claims, such as for defamation or emotional distress;

•      Claims under federal state and municipal laws, regulations, ordinance or court decisions of any kind;

•      Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;

•      Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and similar federal and state statutes and municipal ordinances governing civil rights;

•      Claims under the Employee Retirement Income Security Act. the Family and Medical Leave Act, Fair Labor Standards Act, and state laws governing payment of wages, wages and hours, family or medical leave; and

•      Claims for wrongful discharge.

3.          Definition of “Company”. For purposes of this Release Agreement, “Company” includes without limitation PQ Corporation, and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts. It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

4.          Employee’s Acknowledgment of Scope of Release. Employee declares and agrees that any Claims he may have incurred or sustained may not be fully known to him and may be more numerous and more serious than he now believes or expects. Further, in entering into this Release Agreement, Employee relies wholly upon his own judgment of the future development, progress and result of said Claims, both known and unknown, and acknowledges that he has not been influenced to any extent whatsoever in the making of this Release Agreement by any representations or statements regarding said Claims made by individuals or entities who are within the definition of Company above. Employee further acknowledges that he accepts the terms herein in full settlement and satisfaction of all such Claims.

5.          Effect of Release and Covenant Not to Sue. Employee is barred from asserting any of the Claims described above against the Company.  If Employee does commence, join in, continue or in any other manner attempt to assert a Claim in violation of this Release Agreement, or otherwise breaches any promise made in this Release Agreement, he agrees to indemnify and hold harmless the Company from and against all losses incurred by the Company, including without limitation the Company’s costs and attorneys’ and expert fees, in defending such Claim or pursuing its rights hereunder.

6.          Acceptance of Release Agreement. Employee understands and agrees that, to accept this Release Agreement, he will be required to deliver a signed and notarized copy of the Release Agreement to the General Counsel of PQ

2

Corporation on the date that a Change in Control occurs, as set forth in the Executive Change in Control Agreement. Employee further understands that accepting this Release Agreement is one of the conditions precedent to the Effective Date of the Executive Change in Control Agreement.

7.          Consideration Period. Employee acknowledges that he has been provided with a period of forty-five (45) days to consider the terms of this offer. The 45-day period will run from the date this Release Agreement first was presented to him in connection with the Executive Change in Control Agreement on July 5, 2000. Employee agrees that any changes to this offer, whether material or immaterial, will not restart the running of the 45-day period. Employee may take the entire 45-day period to return this Release Agreement, or a lesser period only if his decision to shorten the consideration period is knowing and voluntary and was not induced in any way by the Company.

By signing and returning this Release Agreement, Employee acknowledges that the consideration period afforded Employee a reasonable period of time to consider fully each and every term of this Release Agreement and that Employee has given the terms full and complete consideration.

8.          Revocation Period. Employee acknowledges that he shall have a period of seven (7) days after signing this Release Agreement to revoke it if he chooses to do so. If Employee elects to revoke this Release Agreement, he shall give written notice of such revocation by delivering it to the General Counsel of PQ Corporation, in such a manner that it is actually received within the seven-day period.

9.          Advice to Consult Legal Representative. Employee acknowledges that he has been advised to consult with legal counsel of his choosing regarding the meaning and binding effect of the Executive Change in Control Agreement and this Release Agreement and each and every term thereof.

10.        Certification of Understanding and Competence. Employee, intending to be legally bound hereby, certifies and warrants that he has read carefully this Release Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Employee further declares that he is competent to understand the content and effect of this Release Agreement.

3

11.        Effective Date. This Release Agreement shall take effect on the first business day following the expiration of the Revocation Period, provided that Employee chooses not to revoke it.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, Employee has executed this Release Agreement

/s/ Michael R. Imbriani	Signed and Attested Before
Michael R. Imbriani	Me This 11th Day
Of February, in the
Year 2005

/s/ Charlotte A. Reynolds
Notary Public

Notarial Seal
Charlotte A. Reynolds, Notary Public
Tredyffrin Twp., Chester County
My Commission Expires June 24, 2006
Member, Pennsylvania Association of Notaries

4

APPENDIX B

SCHEDULE OF BENEFITS:

TERMINATION FOR DEATH, DISABILITY OR CAUSE;

OR TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON

1.     Compensation. To the extent not theretofore paid, the Executive or his estate shall be paid his Base Salary through the Date of Termination at the rate in effect on the Date of Termination.

2.     Expenses. To the extent not already paid, any expenses incurred by the Executive prior to the Date of Termination shall be paid to him or his estate in accordance with Section 3(e).

3.     Vacation. Any accrued and unused vacation pay for the vacation year in which the Date of Termination occurs shall be paid to the Executive or his estate. All other fringe benefits shall cease on the Date of Termination, including without limitation holiday pay, sick leave, automobile lease, club dues and financial planning assistance.

4.     Annual Bonus Plan. Any bonus payment to which the Executive is entitled pursuant to the terms of the plan described in Section 3(b) shall be paid to the Executive or his estate in accordance with the terms of such plan. Notwithstanding the terms of such plan, in the event of the Executive’s termination of employment by reason of his death or Disability, the Executive (or his estate or beneficiaries) shall have the right to receive a pro rata amount of the Bonus, if any, which would have been payable to the Executive for the calendar year in which such termination occurs, determined after the end of the calendar year in which such termination occurs and equal to the amount which would have been payable to the Executive if Executive’s employment had not been terminated during such calendar year multiplied by a fraction, the numerator of which is the number of whole months the Executive was employed by the Company during such calendar year and the denominator of which is 12. Any Bonus payable under this Section 4 shall be paid within thirty days following the determination of such Bonus amount.

5.     Retention Bonus. In the event of the Executive’s termination of employment prior to February 11, 2007 by reason of his death, Disability or resignation without Good Reason, the Retention Bonus or a portion thereof shall be paid in accordance with Section 3(c).

6.     Severance. The Executive shall be ineligible for any severance benefit under the Severance Plan of PQ Corporation, Plan Number 509, and the provisions of this Appendix B shall supersede in their entirety any severance payment provisions in any other severance plan, policy, program or arrangement maintained by the Company.

7.     Retirement Savings and Profit Sharing Programs. The Executive and/or his beneficiaries in accordance with the Executive’s legally valid elections and beneficiary designations, as the case may be, shall be entitled to all vested and accrued benefits

B-1

through the Date of Termination under the terms of the then applicable retirement, savings and profit sharing plans, including without limitation a supplemental executive retirement plan.

8.     Health and Welfare Benefits. The Executive’s participation, and that of his dependents, in the Company’s health and welfare benefit plans shall cease on the Date of Termination subject to any rights of conversion and continuation coverage which the Company shall be legally required to extend to the Executive and/or his dependents pursuant to the terms and conditions of the then applicable health and welfare programs, including without limitation medical, dental, vision, prescription, life insurance, short and long-term disability plans. Notwithstanding the preceding sentence, if the Executive’s termination of employment is for any reason other than for Cause, until the earlier of the date of his death or the date on which the Executive attains age 65, he and his eligible family members shall be eligible for continued health insurance coverage under the Company’s plans at the rates in effect for active employees; provided and subject in all cases to the terms of such plans as in effect from time to time and the Executive’s continued payment of the employee portion of applicable premiums thereunder. If and to the extent that such coverage shall not be payable or provided under the terms of such plans because the Executive no longer is an active employee or for any other reason, the Company itself shall, to the extent necessary, provide for payment of such benefit to the Executive or of an amount sufficient for him to purchase such benefits. The benefit payable hereunder shall be paid in a single payment equal to the present value of such benefits.

9.     Benefit Terms and Conditions. Except as expressly modified herein, all terms and conditions of the Company’s benefit plans, practices, policies and programs shall govern the Executive’s eligibility for, participation and vesting in, and accrual and receipt of all employee benefits thereunder, and the Company and any successor shall retain all rights as plan sponsor to amend, modify or terminate any such plan, practice, policy or program, in its sole discretion, which changes shall apply to the Executive as they do to other senior executives of the Company and its subsidiaries; provided, however, that the benefit that would have due under the supplemental executive retirement plan referred to in Section (d)(ii) shall be provided without regard to the termination of such plan.

10.  No Other Obligation. The rights of the Executive set forth in this Appendix B Schedule of Benefits are intended to be the Executive’s exclusive remedy for termination and, to the greatest extent permitted by applicable law, the Executive waives all other remedies. Except as set forth in this Appendix B Schedule of Benefits, the Company shall have no further obligation to the Executive or to his dependents, heirs, beneficiaries, descendants and legal representatives.

11.  Non-Compete Period. In the event of any termination of the Executive’s employment to which this Appendix B applies, “Non-Compete” shall mean the 18-month period commencing on the Date of Termination.

B-2

APPENDIX C

SCHEDULE OF BENEFITS:

TERMINATION BY THE EXECUTIVE FOR GOOD REASON;

OR TERMINATION BY THE COMPANY OTHER THAN FOR DEATH,

DISABILITY OR CAUSE

Subject to the Executive’s entering into and not revoking a Release Agreement with the Company and receiving a Release Agreement in exchange therefor from the Company, both in substantially the form attached hereto as Appendix D, the Executive shall have the right to receive the following:

1.     Base Salary. To the extent not theretofore paid, the Executive shall be paid his Base Salary through the Date of Termination at the rate in effect on the Date of Termination.

2.     Expenses. To the extent not already paid, any expenses incurred by the Executive prior to the Date of Termination shall be paid to him in accordance with Section 3(e).

3.     Severance.

(a)   The Executive shall receive a payment equal to the product of (a) the Executive’s Monthly Base Salary on the Date of Termination and (b) the lesser of thirty-six (36) months or the number of months between the Date of Termination and the first day of the calendar month coincident with or immediately following the Executive’s sixty-fifth (65th) birthday (defined as the “Severance Period”).

(b)   The foregoing severance benefits shall be paid in lieu of any severance payment for which the Executive otherwise may be eligible under the Severance Plan of PQ Corporation, Plan Number 509 (the “Severance Plan”). It is agreed that severance benefits paid under this Schedule of Benefits shall constitute a “separate policy” disallowing severance pay under the Severance Plan, as provided in section 2.1(b)(6) thereof, and the provisions of this Appendix C shall supersede in their entirety any severance payment provisions in any other severance plan, policy, program or arrangement maintained by the Company.

4.     Fringe Benefits. The Executive shall be paid for any accrued and unused vacation time for the calendar year in which the Date of Termination occurs. In addition, during the Severance Period, the Executive shall be permitted to continue the automobile lease and to continue receiving payment for club dues and financial planning assistance, as in effect on the Date of Termination, as if the Executive had continued in active employment. The value of the automobile lease and club dues shall continue to be grossed up to offset any tax liability to the Executive for these fringe benefits.

5.     Bonus Plan. Notwithstanding any other provision of the bonus plan references in Section 3(b), the Executive shall receive a bonus payment for the calendar year in which the Date of Termination falls and any succeeding calendar year or portion thereof during the Severance

Period on a pro-rated basis, based on the Executive’s “Highest Actual Bonus Percentage,” in the five (5) year period preceding the Date of Termination.

6.     Retention Bonus. In the event of the Executive’s termination of employment prior to February 11, 2007 for Good Reason or by the Company other than for Cause, the Retention Bonus or a portion thereof shall be paid in accordance with Section 3(c).

7.     Profit Sharing, Retirement and Savings Plans. During the Severance Period, the Executive shall continue to be entitled to participate in and earn service credit under the Company’s profit sharing, retirement and savings plans, including without limitation a defined benefit pension plan, a retirement savings plan (including the employer matching contribution) and a supplemental executive retirement plan, or such comparable plans that may be in effect, as if the Executive had continued in active employment during the Severance Period.

If and to the extent that such participation and service credit under the aforementioned plans shall not be payable or provided for the Severance Period or any portion thereof under the terms of such plans because the Executive no longer is an active employee or for any other reason, the Company itself shall, to the extent necessary, provide for payment of such benefit to the Executive. The benefit payable hereunder shall be paid in a single payment equal to the present value of such benefits and, assuming for retirement purposes, that the Executive retired at age 65.

If, at the end of the Severance Period, the Executive shall be eligible to retire under the terms of the then applicable retirement and savings plans, he shall be deemed to have retired and shall be eligible for any and all benefits and rights provided to retirees under the Company’s retirement and health and welfare programs.

8.     Health and Welfare Benefits. During the Severance Period, the Executive’s participation, and that of his eligible dependents, shall continue in the Company’s health and other welfare plans, including without limitation medical, dental, vision, prescription, life insurance, short and long-term disability plans, or such comparable plans that may be maintained by the Company’s successor, as if the Executive had continued in active employment; provided and subject in all cases to the terms of such plans as in effect from time to time and the Executive’s continued payment of the employee portion of applicable premiums thereunder.

If and to the extent that continued participation shall not be permitted under the terms of any such health and welfare plan for the Severance Period, or any portion thereof, because the Executive no longer is an active employee or for any other reason, the Company itself shall, to the extent necessary, provide for payment to the Executive in an amount equivalent to the Executive’s cost of obtaining such benefit coverage. The benefit(s) payable hereunder shall be paid in a single payment equal to the present value of such benefits.

9.     Payments Due. All payments under Sections 1, 2, 3 and 5 of this Appendix C Schedule of Benefits shall be tendered to the Executive in a single, lump sum payment within thirty (30) calendar days of the Date of Termination; provided, however, that if any such payment should require additional time to determine, then all other payments shall be made within the thirty (30) calendar day period, and such additional payment(s) shall be tendered to Employee within five (5) calendar days of their determination.

10.  Gross-Up Payments Pursuant to Internal Revenue Code.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes and any Excise Tax imposed upon the Gross-Up Payment), the Executive shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)           Subject to the provisions of subsection (e) hereof, all determinations required to be made under this Section 10, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the accounting firm then used by PQ Corporation, or its successor, or another firm of independent accountants engaged by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the Date of Termination or such earlier time as is requested by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)           The initial Gross-Up Payment, if any, as determined pursuant to this section, shall be paid to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return.

(d)           As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to this Section 10, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(e)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive knows of such claim, and shall advise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)            Give the Company any information reasonably requested by the Company relating to such claim,

(ii)           Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)          Cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)          Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, in its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, in its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)            If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (e) the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (e), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

11.  Benefit Terms and Conditions. Except as expressly modified herein, all terms and conditions of the Company’s benefit plans, practices, policies and programs shall govern the Executive’s eligibility for, participation and vesting in, and accrual and receipt of all employee benefits thereunder, and the Company and any successor shall retain all rights as plan sponsor to amend, modify or terminate any such plan, practice, policy or program, in its sole discretion, which changes shall apply to the Executive as they do to other senior executives of the Company and its subsidiaries; provided, however, that the benefit that would have due under the supplemental executive retirement plan referred to in Section (d)(ii) shall be provided without regard to the termination of such plan.

12.  No Other Obligation. The rights of the Executive set forth in this Appendix C Schedule of Benefits are intended to be the Executive’s exclusive remedy for termination and, to the greatest extent permitted by applicable law, the Executive waives all other remedies.  Except as set forth in this Appendix C Schedule of Benefits, the Company shall have no further obligation to the Executive or to his dependents, heirs, beneficiaries, descendants and legal representatives.

13.  Non-Compete Period. In the event of any termination of the Executive’s employment to which this Appendix C applies, “Non-Compete” shall mean the Severance Period.

Appendix D

EXECUTIVE RELEASE

1.  I, Michael R. Imbriani, for and in consideration of certain payments to be made and the benefits to be provided to me under Section 5 of the Agreement to which this Appendix D is attached, dated as of February 11, 2005, (the “Agreement”) with PQ Corporation (the “Company”), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its parent corporations, subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the date of the Agreement to the date of this Executive Release arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, including the payments and benefits under Section 5 of the Agreement, and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C § 2000e et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, as amended. 29 U.S.C, § 2601 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, the Pennsylvania Human Relations Act, as amended, Pa. Stat. Tit. 43, § 951 et seq., and the common law of the Commonwealth of Pennsylvania, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs, provided, however, that this Executive Release shall not apply to (i) any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and am due a benefit nor (ii) to my right to be indemnified by the Company, pursuant to Section 10 of the Agreement.

2.  Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

3.  I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on               , 200     and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4.  I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that this Executive Release is made voluntarily to provide an amicable resolution of my employment relationship with the Company.

5.  I hereby certify that I have read the terms of this Executive Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this Executive Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Executive Release other than those contained herein.

6.  I hereby acknowledge that I have been informed that I have the right to consider this Executive Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Executive Release for a period of seven days following execution by giving written notice to the Company.

Intending to be legally bound hereby, I execute the foregoing Executive Release this day of          , 200    .

Witness	Michael R. Imbriani

COMPANY RELEASE

1.             PQ Corporation, and on behalf of each of its parent, subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “PQ”), for and in consideration of the release of Michael R. Imbriani (“Executive”) given under the Agreement dated as of February 11, 2005 (hereinafter the “Agreement”) to which this Company Release is attached, and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from February 11, 2005 to the date of this Company Release arising from or relating in any way to Executive’s employment relationship and the termination of his employment relationship with PQ and the termination of the Agreement, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between PQ and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to the enforcement of the terms of the Agreement nor shall this release be effective until the eighth day after the execution, without revocation, of Executive’s Release, substantially in the form set forth above in this Appendix D.

2.             PQ expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. PQ acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor

3.              PQ hereby certifies that it has been advised by counsel in the preparation and review of this Company Release.

Intending to be legally bound hereby, PQ executed the foregoing Company Release this       day of                 , 200

Witness